UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
W-H ENERGY SERVICES, INC.
(Exact name of registrant as specified in charter)

Texas (State or other jurisdiction of incorporation or organization)	76-0281502 (IRS Employer Identification No.)

2000 West Sam Houston Pkwy South Suite 500 Houston, TX 77042 (Address)	77042 (Zip code)

W-H ENERGY SERVICES, INC. 1997 STOCK OPTION PLAN
(Full title of the plan)

Bryan L. Dudman
President
W-H Energy Services, Inc.
2000 West Sam Houston Pkwy South, Suite 500
Houston, TX 77042
(Name and address of agent for service)
(713) 974-9071
(Telephone number, including area code, of agent for service)
Copy to:
Daniel A. Neff
David E. Shapiro
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019-6150
(212) 403-1314

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment (this “Amendment”), filed by W-H Energy Services, Inc. (“W-H”), relates to W-H’s Registration Statement on Form S-8 (No. 333-69480) (the “Registration Statement”), pursuant to which W-H registered the issuance of up to 1,275,000 shares of its common stock, $0.0001 par value per share (“W-H Common Stock”), issuable under the W-H Energy Services, Inc. 1997 Stock Option Plan (the “Plan”).
     On August 25, 2008, pursuant to the Agreement and Plan of Merger, dated as of June 3, 2008, among W-H, Smith International, Inc. (“Smith”) and Whitehall Acquisition Corp., as a wholly-owned subsidiary of Smith (“Acquisition”), Acquisition merged with and into W-H with W-H surviving as a wholly-owned subsidiary of Smith (the “Merger”). The Merger became effective on August 25, 2008 by the filing of a Certificate of Merger with the Secretary of State of the State of Texas. As a result, W-H has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with undertakings made by W-H in the Registration Statement, W-H hereby removes from registration all securities under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Houston, state of Texas, on the 26th day of August, 2008.

W-H ENERGY SERVICES, INC.
By:	/s/ Bryan L. Dudman
	Name:	Bryan L. Dudman
	Title:	Director and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and amendment thereto has been signed by the following persons in the capacities held on the 26th day of August, 2008.

Signature	Title

/s/ Bryan L. Dudman Bryan L. Dudman	Director and President (Principal Executive Officer)

/s/ Margaret K. Dorman Margaret K. Dorman	Treasurer (Principal Financial and Accounting Officer)

/s/ Richard E. Chandler, Jr. Richard E. Chandler, Jr.	Director

/s/ Peter J. Pintar Peter J. Pintar	Director